Exhibit 23.7

Expert Consent

The undersigned, (“we”, “our”, and “us”) hereby consents to the use of, and public disclosure in, the Registration Statement (including, without limitation, under the headings titled “Industry and Market Data”, “Summary of the Proxy Statement/Prospectus”, “Special Meeting of the Artemis Stockholders”, “Novibet’s Business”, and “Experts”) on Form F-4 and Forms F-4/A (as applicable), the related prospectus, and any amendments or supplements to any of the foregoing, (collectively, the “Registration Statement”) filed by Novibet PLC, a United Kingdom public limited company, (“PubCo”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, the following information and documents: (1) our name; (2) references to, and PubCo’s use and disclosure of information derived from reports prepared by us (including but not limited to “February 2022 All States Sports Betting”, released February 2022; “U.S. Sports Betting Policy Library”, released January 25, 2022; “U.S. Sports Betting Market Monitor”, released January 21, 2022; “January 2022 All States Online Casino”, released January 20, 2022; “U.S. no Market Share” by state December 2021; “Road To 2026 Sports Betting Forecasting Model”, released October 2021; “Road To 2026 Online Casino Forecasting Model”, released October 2021; and “Canada Online Gambling Tracker”, released September 10, 2021); and (3) this consent as an exhibit to the Registration Statement.

Eilers & Krejcik Gaming LLC

By:	/s/ Joshua Hodgson
Name: D.J. Leary
Title: Director of Business Development

Date: May 18, 2022